UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 16, 2017

PCSB FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-38065	81-4710738
(State or Other Jurisdiction	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

2651 Strang Blvd., Suite 100, Yorktown Heights, New York		10598
(Address of Principal Executive Offices)		(Zip Code)

(914) 248-7272
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 16, 2017, the Board of Directors of PCSB Bank, the wholly-owned subsidiary of PCSB Financial Corporation (the "Company"), at the recommendation of the Compensation Committee of the Board of Directors, adopted an Incentive Compensation Plan (the "Plan") for the benefit of designated participating senior officers of PCSB Bank, including the Company's named executive officers.  The Plan is first effective for the Company's fiscal year ending June 30, 2018.

Cash incentive awards are earned by measuring several performance areas, which are determined annually by the Compensation Committee, together with PCSB Bank's President and Chief Executive Officer and its executive management team.  The performance areas consist of profitability as measured by net income and/or net interest margin, loan and deposit growth, regulatory compliance, expense control as measured by efficiency ratio, and specified qualitative factors as evaluated by the Board of Directors in the case of the President and Chief Executive Officer and by the Compensation Committee in the case of all other participants.  The performance measures and goals are weighted to reflect the relative importance of each goal to the overall success of PCSB Bank, with all goals weighted at 10% or more.  Once the Board of Directors approves the annual Budget and Business Plan, the President and Chief Executive Officer is responsible for establishing individual performance goals for each participant, other than the President and Chief Executive Officer, with the review of the Compensation Committee.  The Board of Directors is responsible for establishing individual performance goals for the President and Chief Executive Officer.  Each participant is assigned multiple performance goals, at least one of which is a corporate goal such as net income performance.

Incentive awards are paid based on a percentage of a participant's base salary and are generally not paid unless a threshold level of financial performance is met.  Beyond the threshold level of performance, the Plan establishes a target performance level and an excess performance level, which contemplates results significantly in excess of the target performance level.  The Plan contemplates that the target performance level should be achieved within a range of 60% to 70% of the time and the excess performance level may be achieved 10% of the time.  Threshold, target and excess performance levels are determined annually, as is the percentage of award based on a participant's base salary.  For fiscal year 2018, any individual awards, which would be paid within two and a half months after the end of the fiscal year, would range, depending on the participant's title and position, from 7.5% to 15% of the participant's base salary if threshold performance levels are met, from 15% to 30% of base salary if target performance levels are met and from 22.5% to 45% of base salary if excess performance levels are met.  These ranges were established based on peer data and the recommendation of a third party compensation consultant engaged by the Compensation Committee.  Incentive awards are calculated after the Company's consolidated annual financial statements have been certified by its independent registered public accounting firm.  All awards are paid in cash, less applicable tax withholdings.

The foregoing summary is qualified by reference to the complete text of the Plan.  A copy of the Plan will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ending September 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PCSB FINANCIAL CORPORATION

Date: August 21, 2017	By:	/s/ Scott D. Nogles
Scott D. Nogles
Executive Vice President and Chief Financial Officer